FOR IMMEDIATE RELEASE
Contact:    Clarissa Willett (investors) – 336-436-5076
    Investor@Labcorp.com

    Christopher Allman-Bradshaw (media) – 336-436-8263
    Media@Labcorp.com

LABCORP ANNOUNCES
2020 FOURTH QUARTER AND FULL YEAR RESULTS
AND PROVIDES 2021 GUIDANCE

•Revenue: Q4 of $4.5 billion, up from $3.0 billion last year; Full year of $14.0 billion, up from $11.6 billion last year
•Diluted EPS: Q4 of $9.54, up from $2.32 last year; Full year of $15.88, up from $8.35 last year
•Adjusted EPS: Q4 of $10.56, up from $2.86 last year; Full year of $23.94, up from $11.32 last year
•Free Cash Flow: Q4 of $675 million, up from $442 million last year; Full year of $1.8 billion, up from $1.0 billion last year
•Q4 COVID-19 Testing Innovations: First FDA EUA at-home PCR collection kit without a prescription; first to make FDA EUA semi-quantitative antibody test available in the U.S.; first with FDA EUA for high-throughput method using heat extraction
•Scaled genetic sequencing program with the CDC to identify COVID-19 variants
•Full Year 2021 Guidance: Adjusted EPS of $19.00 to $23.00 and Free Cash Flow of $1.7 billion to $1.9 billion

BURLINGTON, N.C., Feb. 11, 2021 – Labcorp (NYSE: LH), a leading life sciences company, today announced results for the fourth quarter and year ended December 31, 2020, and full year 2021 guidance.

“Labcorp’s science and innovation throughout the pandemic led to strong performance in the quarter and for the full year. In addition to our leadership in testing, our capabilities are being leveraged to identify variants to the virus through genetic sequencing and to support biotechnology and pharmaceutical companies in developing new therapies and vaccines to fight COVID-19,” said Adam Schechter, chairman and CEO, Labcorp.

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“We are encouraged about the future of our base business. In the fourth quarter, our base diagnostics business continued to improve as more people focused on managing their health and chronic conditions. Our drug development business also grew and delivered strong quarterly performance, with a book-to-bill of 1.43 on a trailing twelve-month basis driven by strong demand across therapeutic areas.

I want to thank our over 75,000 employees worldwide who have tirelessly served our clients and patients during the pandemic. We are entering 2021 with a renewed commitment to advancing health on a global basis.”

Labcorp made substantial progress on its strategic priorities in 2020, which was a transformational year for the company:

•Accelerated growth through the power of our platform: Brought Labcorp’s combined science, technology and innovation capabilities to market quickly. Labcorp was the first to receive an FDA Emergency Use Authorization ("EUA") to launch several COVID-19 PCR tests, including the Pixel by Labcorp at-home COVID-19 specimen collection kit for PCR testing, which also received the first EUA to be available through retail without a prescription, and helped bring multiple treatments and vaccines to market in record time. Our science and technology are also being leveraged to genetically sequence thousands of virus samples each week to identify variants that can inform future vaccines and treatments.

•Advanced our leadership position in oncology: Expanded Labcorp’s leadership through strategic partnerships in oncology testing, major customer wins in late-stage clinical trials and the addition of leaders in the field to further build our Enterprise Oncology team.

•Integrated artificial intelligence, data, digitization and analytics across our business: Increased COVID-19 testing capacity through the use of robotics and technology, and developed proprietary insight and analytics capabilities for clients to improve their operations, guide patient care and support clinical trials across a larger number of programs and therapeutic areas.

•Put customers at the center of all that we do: Broadened access of COVID-19 testing to millions of people through hospitals, pharmacies, employers, physicians, drive thrus, and our Pixel by Labcorp at-home collection kit; responded to customer demand by rapidly increasing testing capacity to 275,000 COVID-19 PCR tests per day; delivered test results quickly and more easily through our websites and patient apps; and made testing affordable, charging no upfront out-of-pocket costs to consumers who needed a COVID-19 test.

•Evaluated and executed on high-growth opportunities: Focused on deploying shareholder capital to grow the company’s business in diagnostic testing through targeted lab acquisitions, and accelerated wins in clinical trials with the addition of digital and mobile technology capabilities through the acquisitions of GlobalCare and SnapIOT.

Consolidated Results

Fourth Quarter Results

Revenue for the quarter was $4.49 billion, an increase of 52.0% over $2.95 billion in the fourth quarter of 2019. The increase in revenue was due to organic growth of 50.1%, acquisitions of 0.9%, and favorable foreign currency translation of 1.0%. The 50.1% increase in organic revenue includes a 46.4% contribution from COVID-19 Testing and a 3.7% increase in the company's organic Base Business. "Base Business" includes the company's business operations except for PCR and antibody COVID-19 testing ("COVID-19 Testing"). The increase in organic Base Business includes the negative impact from lower Medicare and Medicaid pricing as a result of PAMA of (0.6%).

Operating income for the quarter was $1,293.2 million, or 28.8% of revenue, compared to $336.4 million, or 11.4%, in the fourth quarter of 2019. The increase in operating income and margin was primarily due to COVID-19 Testing, organic Base Business growth, acquisitions, and LaunchPad savings, partially offset by the negative impact from PAMA of ($18.3) million and higher personnel costs. The company recorded amortization, restructuring charges, and special items, which together totaled $136.3 million in the quarter, compared to $85.6 million during the same period in 2019. This increase was primarily due to COVID-19 related costs and increased amortization. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $1,429.5 million, or 31.8% of revenue, compared to $422.0 million, or 14.3%, in the fourth quarter of 2019.

Net earnings for the quarter were $938.3 million, compared to $227.1 million in the fourth quarter of 2019. Diluted EPS were $9.54 in the quarter, up from $2.32 in the same period in 2019. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $10.56 in the quarter, up from $2.86 in the fourth quarter of 2019.

Operating cash flow for the quarter was $774.6 million, compared to $569.8 million in the fourth quarter of 2019. The increase in operating cash flow was due to higher cash earnings, partially offset by higher working capital to support growth. In addition, operating cash flow for the fourth quarter of 2020 was reduced by $132.1 million due to the company's decision to return the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Provider Relief Funds that the company received during the second and third quarters of 2020. Capital expenditures totaled $99.4 million, down from $128.2 million a year ago, despite the expenditures associated with the increase in COVID-19 Testing capacity. As a result, free cash flow (operating cash flow less capital expenditures) was $675.2 million, up from $441.6 million in the fourth quarter of 2019.

At the end of the quarter, the company’s cash balance and total debt were $1.3 billion and $5.8 billion, respectively. During the quarter, the company invested $58.8 million on acquisitions. As of December 31, 2020, the company had $800.0 million of authorization remaining under its share repurchase program.

Full Year Results

Revenue was $13.98 billion, an increase of 21.0% over $11.55 billion last year. The increase in revenue was due to organic growth of 19.0%, acquisitions of 1.8%, and favorable foreign currency translation of 0.4%, partially offset by the disposition of a business of (0.2%). The 19.0% increase in organic revenue includes the 24.1% contribution from COVID-19 Testing, partially offset by the (5.1%) reduction in the company's organic Base Business due to the pandemic. The decline in organic Base Business includes the negative impact from PAMA of (0.6%).

Operating income was $2.45 billion, or 17.5% of revenue, compared to $1.33 billion, or 11.5%, in 2019. The increase in operating income and margin was primarily due to COVID-19 Testing and LaunchPad savings, partially offset by the negative impact from the pandemic (including the impairments to goodwill and other assets), higher personnel costs, and ($72.1) million from PAMA. The company recorded amortization, restructuring charges, special items, and impairments, which together totaled $886.5 million, compared to $380.6 million in 2019. This increase includes the $437.4 million of COVID-19 related impairments on goodwill and other assets that the company recorded in the first quarter of 2020. In addition, the company recorded $63.9 million of other COVID-19 related costs. Adjusted operating income (excluding amortization, restructuring charges, special items, and impairments) was $3.33 billion, or 23.8% of revenue, compared to $1.71 billion, or 14.8%, in 2019. The $1.62 billion increase in adjusted operating income and 900 basis point increase in adjusted operating margin were primarily due to the increase in COVID-19 Testing and LaunchPad savings, partially offset by the reduction in the Base Business (due to the pandemic) and higher personnel costs.

Net earnings in 2020 were $1,556.1 million, or $15.88 per diluted share, compared to $823.8 million, or $8.35 per diluted share, in 2019. Adjusted EPS (excluding amortization, restructuring charges, special items, and impairments) were $23.94, an increase of 111.5% over $11.32 in 2019.

Operating cash flow was $2.14 billion, compared to $1.44 billion in 2019. The increase in operating cash flow was due to higher cash earnings, partially offset by higher working capital to support growth. Capital expenditures totaled $381.7 million, down from $400.2 million in 2019, despite the expenditures associated with the increase in COVID-19 Testing capacity. As a result, free cash flow (operating cash flow less capital expenditures) was $1.75 billion, compared to $1.04 billion in 2019.

During the year, the company invested $267.6 million on acquisitions, repurchased $100.0 million of stock representing approximately 0.6 million shares, and paid down $412.2 million of debt.

Fourth Quarter Segment Results

The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses. The segments that are now referred to as Diagnostics and Drug Development were formerly referred to as LabCorp Diagnostics and Covance Drug Development.

Diagnostics
Revenue for the quarter was $3.15 billion, an increase of 79.5% over $1.76 billion in the fourth quarter of 2019. The increase in revenue was due to organic growth of 78.5%, acquisitions of 0.9%, and favorable foreign currency translation of 0.1%. The 78.5% increase in organic revenue was due to a 78.0% contribution from COVID-19 Testing and a 0.5% increase in the Base Business, which includes the negative impact from PAMA of (1.0%). This represents the first quarter of 2020 with organic Base Business revenue growth versus prior year.

Total volume (measured by requisitions) increased by 33.9% as organic volume increased by 33.3% and acquisition volume contributed 0.6%. The organic volume growth was due to the 41.0% contribution from COVID-19 Testing demand, partially offset by a (7.7%) reduction in the Base Business volume due to the pandemic. Price / mix increased by 45.5% primarily due to COVID-19 Testing of 37.0% and organic Base Business of 8.2%, which includes the negative impact from PAMA of (1.0%). In the fourth quarter, Diagnostics achieved its highest contribution from COVID-19 Testing volume, as well as the strongest year-over-year volume in the Base Business since the pandemic began in March 2020.

Adjusted operating income for the quarter was $1,234.4 million, or 39.1% of revenue, compared to $277.1 million, or 15.8%, in the fourth quarter of 2019. The $957.3 million increase in adjusted operating income and 2,340 basis point increase in adjusted operating margin were primarily due to the increase in

COVID-19 Testing and LaunchPad savings, partially offset by the negative impact from PAMA of ($18.3) million and higher personnel costs. The company remains on track to deliver approximately $200 million of net savings from its three-year Diagnostics LaunchPad initiative by the end of 2021. The company continues to develop and execute new LaunchPad programs to support profitable growth in Diagnostics.

Drug Development
Revenue for the quarter was $1.40 billion, an increase of 16.4% over $1.20 billion in the fourth quarter of 2019. The increase in revenue was due to organic growth of 13.1%, acquisitions of 0.9%, and favorable foreign currency translation of 2.3%. The 13.1% increase in organic revenue was due to an 8.4% increase in the Base Business and a 4.7% contribution from COVID-19 Testing performed through its Central Laboratories business. While continuing to be negatively impacted by the pandemic, Drug Development achieved its highest quarter of organic Base Business growth in 2020, benefiting from broad-based demand across all service lines, including COVID-19 vaccine and therapeutic work.

Adjusted operating income for the quarter was $248.4 million, or 17.8% of revenue, compared to $183.2 million, or 15.2%, in the fourth quarter of 2019. The $65.2 million increase in adjusted operating income and 250 basis point increase in adjusted operating margin were primarily due to COVID-19 Testing, organic Base Business demand, and LaunchPad savings, partially offset by higher personnel costs. The company achieved its goal to deliver approximately $150 million of net savings from its three-year Drug Development LaunchPad initiative. While the target was achieved, the company continues to develop and execute new LaunchPad programs to support profitable growth in Drug Development.

Net orders and net book-to-bill during the trailing twelve months were $6.96 billion and 1.43, respectively. Backlog at the end of the quarter was $13.76 billion, compared to $12.46 billion last quarter, and the company expects approximately $4.5 billion of its backlog to convert into revenue in the next twelve months.

Outlook for 2021

The following guidance assumes foreign exchange rates effective as of December 31, 2020 for the full year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions and share repurchases.

(Dollars in billions, except per share data)

	Results	2021 Guidance

	2020	Low	High
Revenue
Total Labcorp Enterprise (1)(2)	$13.98	(1.0%)	4.5%
Base Business (2)	$11.19	11.0%	13.5%
COVID-19 Testing (2)	$2.78	(50.0%)	(35.0%)

Total Diagnostics (3)	$9.25	(7.5%)	(0.5%)
Base Business	$6.47	11.0%	14.0%
COVID-19 Testing	$2.78	(50.0%)	(35.0%)

Total Drug Development (4)	$4.88	8.0%	10.5%
Base Business	$4.76	9.5%	12.0%

Adjusted EPS	$23.94	$19.00	$23.00

Free Cash Flow (5)	$1.75	$1.70	$1.90

(1) 2021 Guidance includes a benefit from foreign currency translation of 0.9%.
(2) Enterprise level revenue is presented net of intersegment transaction eliminations, including Drug Development COVID-19 Testing revenue.
(3) 2021 Guidance includes a benefit from foreign currency translation of 0.1%.
(4) 2021 Guidance includes a benefit from foreign currency translation of 2.2%.
(5) Free Cash Flow consists of operating cash flow less capital expenditures.

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at http://www.labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by dialing 877-898-8036 (720-634-2811 for international callers). The conference ID is 7378794. A telephone replay of the call will be available through Feb. 25, 2021, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The conference ID for the replay is 7378794. A live online broadcast of Labcorp’s quarterly conference call on Feb. 11, 2021, will be available at Labcorp Investor Relations website beginning at 9:00 a.m. ET. This webcast will be archived and accessible through Jan. 28, 2022.

About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With over 75,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $14.0 billion in 2020. Learn more about us at www.Labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to the estimated 2021 guidance and the related assumptions, the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the company’s businesses, operating results, cash flows and/or financial condition, statements relating to our responses to and the expected future impacts of the COVID-19 pandemic, on our business more generally as well as on general economic, business, and market conditions, future business strategies, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company’s control, including without limitation, the impact of the COVID-19 pandemic and its impact on our business and financial condition and on general economic, business, and market conditions, our ability (or inability) to execute on our plans to respond to the COVID-19 pandemic, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, federal, state, and local government responses to the COVID-19 pandemic, the effect of public opinion on the company’s reputation, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, the number of revenue days in a financial period, employee relations, personnel costs, and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company’s ability to implement the company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the company’s filings with the SEC including the information in the company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues	$4,489.8	$2,953.4	$13,978.5	$11,554.8

Cost of revenues	2,584.9	2,132.7	9,025.7	8,302.3

Gross profit	1,904.9	820.7	4,952.8	3,252.5

Selling, general and administrative expenses	518.0	413.9	1,729.3	1,624.5
Goodwill and other asset impairments	1.2	—	462.1	—
Amortization of intangibles and other assets	90.8	64.2	275.4	243.2
Restructuring and other charges	1.7	6.2	40.6	54.6

Operating income	1,293.2	336.4	2,445.4	1,330.2

Other income (expense):
Interest expense	(48.3)	(64.4)	(207.4)	(240.7)
Equity method income, net	4.7	1.9	2.9	9.8
Investment income	2.6	4.0	10.3	8.8
Other, net	(9.5)	15.0	(32.1)	(3.2)

Earnings before income taxes	1,242.7	292.9	2,219.1	1,104.9

Provision for income taxes	304.1	65.6	662.1	280.0

Net earnings	938.6	227.3	1,557.0	824.9
Less: Net earnings attributable to the noncontrolling interest	(0.3)	(0.2)	(0.9)	(1.1)

Net earnings attributable to Laboratory Corporation of America Holdings	$938.3	$227.1	$1,556.1	$823.8

Basic earnings per common share	$9.62	$2.34	$15.99	$8.42

Diluted earnings per common share	$9.54	$2.32	$15.88	$8.35

Weighted average basic shares outstanding	97.5	97.2	97.3	97.9

Weighted average diluted shares outstanding	98.3	98.0	98.0	98.6

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	December 31, 2020	December 31, 2019
ASSETS

Current assets:
Cash and cash equivalents	$1,320.8	$337.5
Accounts receivable, net of allowance for doubtful accounts of $22.1 and $19.0 as of December 31, 2020 and 2019, respectively	2,479.8	1,543.9
Unbilled services	536.8	481.4
Supplies inventory	423.2	244.7
Prepaid expenses and other	364.8	373.7
Total current assets	5,125.4	2,981.2

Property, plant and equipment, net	2,729.6	2,636.6
Goodwill, net	7,751.5	7,865.0
Intangible assets, net	3,961.1	4,034.5
Joint venture partnerships and equity method investments	73.5	84.9
Deferred income taxes	20.6	8.8
Other assets, net	410.0	435.4
Total assets	$20,071.7	$18,046.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$638.9	$632.3
Accrued expenses and other	1,357.7	942.4
Unearned revenue	506.5	451.0
Short-term operating lease liabilities	192.0	206.5
Short-term finance lease liabilities	6.7	8.4
Short-term borrowings and current portion of long-term debt	376.7	415.2
Total current liabilities	3,078.5	2,655.8

Long-term debt, less current portion	5,419.0	5,789.8
Operating lease liabilities	677.6	596.6
Financing lease liabilities	84.4	91.1
Deferred income taxes and other tax liabilities	905.4	942.8
Other liabilities	526.4	383.2
Total liabilities	10,691.3	10,459.3

Commitments and contingent liabilities
Noncontrolling interest	20.7	20.1

Shareholders’ equity
Common stock, 97.5 and 97.2 shares outstanding at December 31, 2020 and 2019, respectively	9.0	9.0
Additional paid-in capital	110.3	26.8
Retained earnings	9,402.3	7,903.6
Accumulated other comprehensive loss	(161.9)	(372.4)
Total shareholders’ equity	9,359.7	7,567.0
Total liabilities and shareholders’ equity	$20,071.7	$18,046.4

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$938.6	$227.3	$1,557.0	$824.9

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	183.9	155.8	624.7	577.2
Stock compensation	26.8	23.5	111.7	107.0
Loss on sale of business	—	1.3	—	13.2
Operating lease right-of-use asset expense	49.6	50.0	200.3	194.1
Goodwill and other asset impairments	1.2	—	462.1	—
Deferred income taxes	1.5	5.9	(47.0)	29.2
Other, net	28.2	(7.1)	83.4	(6.5)
Change in assets and liabilities (net of effects of acquisitions and divestitures):
(Increase) decrease in accounts receivable	(366.5)	80.2	(913.4)	(64.1)
Increase (decrease) in unbilled services	75.3	0.5	(42.5)	(59.0)
Increase in inventory	(49.1)	(7.4)	(196.6)	(21.9)
Increase in prepaid expenses and other	(31.5)	(48.4)	(5.4)	(42.6)
Increase (decrease) in accounts payable	(22.6)	15.4	(5.3)	(12.8)
Increase in deferred revenue	4.3	39.1	48.4	38.1
Increase (decrease) in accrued expenses and other	(65.1)	33.7	257.9	(132.1)
Net cash provided by operating activities	774.6	569.8	2,135.3	1,444.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(99.4)	(128.2)	(381.7)	(400.2)
Purchases of investments	(10.8)	(6.2)	(40.1)	(27.5)
Proceeds from sale of assets	41.0	1.9	42.1	7.7
Proceeds from sale or distributions of investments	—	1.8	1.0	11.2
Proceeds from sale of business	—	—	—	—
Proceeds from exit of swaps	—	1.7	3.1	1.7
Acquisition of businesses, net of cash acquired	(58.8)	(23.1)	(267.6)	(876.0)
Net cash used for investing activities	(128.0)	(152.1)	(643.2)	(1,283.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Senior Notes offerings	—	1,050.0	—	1,050.0
Payments on Senior Notes	—	(687.9)	(412.2)	(687.9)
Proceeds from term loan	—	—	—	850.0
Payments on term loan	—	(752.0)	—	(1,002.0)
Proceeds from revolving credit facilities	—	22.0	151.7	495.0
Payments on revolving credit facilities	—	(22.0)	(151.7)	(495.0)
Payment of debt issuance costs	—	(11.6)	—	(11.6)
Net share settlement tax payments from issuance of stock to employees	(2.5)	(0.2)	(34.5)	(40.6)
Net proceeds from issuance of stock to employees	5.3	5.7	55.9	64.7
Purchase of common stock	—	(50.0)	(100.0)	(450.0)
Other	(3.8)	(3.4)	(26.6)	(25.3)

Net cash used for financing activities	(1.0)	(449.4)	(517.4)	(252.7)

Effect of exchange rate changes on cash and cash equivalents	8.0	8.1	8.6	1.8

Net increase (decrease) in cash and cash equivalents	653.6	(23.6)	983.3	(89.3)
Cash and cash equivalents at beginning of period	667.2	361.1	337.5	426.8

Cash and cash equivalents at end of period	$1,320.8	$337.5	$1,320.8	$337.5

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Adjusted Segment Information
(Dollars in Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Diagnostics
Revenues	$3,154.6	$1,757.8	$9,253.4	$6,999.9

Adjusted Operating Income	$1,234.4	$277.1	$2,801.3	$1,229.1
Adjusted Operating Margin	39.1%	15.8%	30.3%	17.6%

Drug Development
Revenues	$1,398.3	$1,201.7	$4,877.7	$4,578.1

Adjusted Operating Income	$248.4	$183.2	$721.6	$637.9
Adjusted Operating Margin	17.8%	15.2%	14.8%	13.9%

Consolidated
Revenues	$4,489.8	$2,953.4	$13,978.5	$11,554.8

Adjusted Segment Operating Income	$1,482.8	$460.3	$3,522.9	$1,867.0
Unallocated corporate expense	$(53.3)	$(38.3)	$(191.0)	$(156.2)
Consolidated Adjusted Operating Income	$1,429.5	$422.0	$3,331.9	$1,710.8
Adjusted Operating Margin	31.8%	14.3%	23.8%	14.8%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2020	2019	2020	2019

Adjusted Operating Income
Operating Income		$1,293.2	$336.4	$2,445.4	$1,330.2
Amortization of intangibles and other assets (a)		90.8	64.2	275.4	243.2
Goodwill and other asset impairments (b)		1.2	—	462.1	—
Restructuring and other charges (c)		1.7	6.2	40.6	54.6
Acquisition and disposition-related costs (d)		13.0	15.3	30.2	69.2
LaunchPad system implementation costs (e)		—	2.7	1.3	10.1
Executive transition expenses (f)		2.2	7.0	14.6	15.2
COVID-19 related costs (g)		21.2	—	63.9	—
Other		6.2	(9.8)	(1.6)	(11.7)
Adjusted operating income		$1,429.5	$422.0	$3,331.9	$1,710.8

Adjusted Net Income
Net Income		$938.3	$227.1	$1,556.1	$823.8
Impact of adjustments to operating income		136.3	85.6	886.5	380.6
(Gains) and losses on venture fund investments, net	(h)	2.4	(19.0)	27.8	(20.9)
Loss on sale of business (i)		0.7	1.4	1.2	13.3
Debt refinancing costs (j)		—	3.1	(1.6)	3.1
Income tax impact of adjustments (k)		(39.0)	(17.6)	(123.9)	(83.4)
Adjusted net income		$1,038.7	$280.6	$2,346.1	$1,116.5

Weighted average diluted shares outstanding		98.3	98.0	98.0	98.6

Adjusted net income per share		$10.56	$2.86	$23.94	$11.32

(a)	Amortization of intangible assets acquired as part of business acquisitions. Amortization for 2020 includes the acceleration of the amortization of certain intangible assets related to the Covance trade name as a result of the company's rebranding initiative.
(b)	The company determined that certain goodwill and long-lived assets were impaired. These charges were triggered by the economic conditions as a result of the COVID-19 pandemic and the termination of a customer contract.
(c)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions and facilities as a result of our LaunchPad initiatives and acquisitions or dispositions of businesses by the company.
(d)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration and disposition related activities in connection with contemplated and completed transactions.
(e)	LaunchPad system implementation costs include non-capitalized costs associated with the implementation of a system as part of the LaunchPad business process improvement initiative.
(f)	Represents executive transition expenses related to various management reorganizations.
(g)	Costs related to incremental operating expenses and receivables reserves incurred as a result of the COVID-19 pandemic.
(h)	The company makes venture fund investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(i)	Represents the loss on sale of the CRP business as part of the Envigo transaction during the second quarter of 2019.
(j)	Represents the costs and accelerated amortization of deferred financing costs associated with the issuance and early repayment of debt.
(k)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.
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